SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):
May 25, 2016

AIR INDUSTRIES GROUP
___________________

(Exact Name of Registrant as Specified in its Charter)

Nevada	001-35927	80-0948413
State of	Commission	IRS Employer
Incorporation	File Number	I.D. Number

360 Motor Parkway, Suite 100, Hauppauge, NY 11788
(Address of Principal Executive Offices)

Registrant's telephone number: (631) 881-4920

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17   CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Placement Agency Agreement

On May 25, 2016, Air Industries Group (the “Company”) entered into a Placement Agency Agreement with Craig-Hallum Capital Group LLC and Taglich Brothers, Inc., as placement agents (the “Placement Agents”), pursuant to which the Placement Agents agreed to offer on behalf of the Company, on a best efforts basis, up to $7 million of the Company’s securities, including without limitation shares of the Company’s convertible preferred stock to accredited investors (the “Offering”), in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). Under the terms of the Placement Agency Agreement, the Placement Agents are entitled to a placement agent fee equal to 7% of the gross proceeds of the offering, five year warrants to purchase 8% of the shares of the Company’s common stock (the “Placement Agent Warrants”) issuable upon conversion of the securities sold at an exercise price equal to 125% of the conversion price per share of the securities sold, and reimbursement for their actual out-of-pocket expenses not to exceed in the aggregate $125,000. The Placement Agency Agreement has been filed as Exhibit 10.1 to this report.

Securities Purchase Agreement

On May 25, 2016, at the initial closing of the Company’s private offering of a minimum of 100,000 shares and a maximum of 700,000 shares of its Series A Convertible Preferred Stock at a purchase price of $10.00 per share (the “Offering”), the Company issued and sold a total of 452,250 shares of its Series A Convertible Preferred Stock (the “Series A Preferred Stock”) to accredited investors, yielding net proceeds to the Company of approximately $3.95 million, pursuant to a Securities Purchase Agreement dated May 25, 2016 (the “Securities Purchase Agreement”). The Company also issued 110,000 shares of Series A Preferred Stock to Michael N. Taglich and 65,000 shares of Series A Preferred Stock to Robert F. Taglich upon surrender of promissory notes payable to each of them in the aggregate principal amount of $1,100,000 and $650,000, respectively. Michael N. Taglich and Robert F. Taglich are directors of the Company and principals of Taglich Brothers, Inc.

The certificate of designation authorizing the issuance of the Series A Preferred Stock as filed with the Office of the Secretary of State of Nevada has been filed as Exhibit 3.1 to this report. For a summary of the terms of the Series A Preferred Stock, see Item 5.03 of this report.

In connection with the Securities Purchase Agreement, the Company entered into a Registration Rights Agreement with the purchasers of the Series A Preferred Stock pursuant to which it agreed to file a registration statement for the resale of the shares of common stock issuable upon conversion of the Series A Preferred Stock and upon issuance of the warrants issued to the Placement Agents within 15 days after the last closing of the Offering. The registration rights agreement has been filed as Exhibit 10.3 to this report.

Twelfth Amendment to Amended and Restated Revolving Credit, Term Loan and Security Agreement

On May 26, 2016, the Company and its subsidiaries entered into an amendment to the Amended and Restated Revolving Credit, Term Loan and Security Agreement (the “Credit Agreement”) with PNC Bank, National Association (the “Senior Lender”), extending the maturity date of the amended and restated revolving credit note from November 30, 2016 to April 30, 2018 and waiving any default arising out of the Company’s failure to maintain the requisite Fixed Charge Coverage Ratio for the periods ended December 31, 2015 and March 31, 2016.

As part of the amendment, the four outstanding term loans have been aggregated into a single term loan (“Term Loan”) in the principal amount of $7,387,854.33.  The Term Loan will be repaid in sixty consecutive monthly instalments of principal in the amount of $123,333 together with accrued interest.

The Credit Agreement now provides for a Maximum Loan Amount of $40,387,854.33, less repayments of the Term Loan.  Further, the parties recognized that there are Excess Advances outstanding under the Credit Agreement of $12,500,000.  The Excess Advances are to be repaid with an initial principal payment in the amount of $1,500,000 on the initial closing date of this Offering, and thereafter by the payment of $100,000 in principal each Monday commencing June 6, 2016.

Item 3.02 Unregistered Sale of Equity Securities

On May 26, 2016, the Company issued and sold a total of 452,250 shares of its Series A Preferred Stock to accredited investors pursuant to the Securities Purchase Agreement for a purchase price of $10.00 per share. The Company also issued 110,000 shares of Series A Preferred Stock to Michael N. Taglich and 65,000 shares of Series A Preferred Stock to Robert F. Taglich upon surrender of promissory notes payable to each of them in the aggregate principal amount of $1,100,000 and $650,000, respectively. Michael N. Taglich and Robert F. Taglich are directors of the Company and principals of Taglich Brothers, Inc.

The shares of Series A Preferred Stock were issued as part of the Offering for which Craig-Hallum Capital Group LLC and Taglich Brothers, Inc. acted as placement agents    On May 26, 2016, the Company issued five-year warrants to purchase 50,996 shares of its common stock at an initial exercise price of $6.15 per share to each of the Placement Agents in connection with the Offering pursuant to the Placement Agency Agreement. The Company paid the Placement Agents a fee of $439,075 in connection with the sale of the shares of Series A Preferred Stock in the Offering and in addition paid Craig-Hallum Capital Group LLC $113,370 in reimbursement of expenses incurred, including legal fees, in connection with the Offering. The warrants have been filed as Exhibits 4.1 and 4.2 to this report.

The issuance and sale of the shares of Series A Preferred Stock were exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder. The certificates evidencing the shares of Series A Preferred Stock issued in the Offering are endorsed with a customary Securities Act restrictive legend.

Item 3.03 Material Modification to Rights of Security Holders.

The rights of holders of common stock with respect to the payment of dividends and upon liquidation are junior in right of payment to holders of the Series A Preferred Stock. For a more complete description of the terms of the Series A Preferred Stock, see Item 5.03 of this report.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On May 25, 2016, the Company filed a certificate of designation authorizing the issuance of 900,000 shares of Series A Preferred Stock with the Office of the Secretary of State of Nevada.

The following summary of the powers, preferences, rights, qualifications and limitations of the Series A Preferred Stock is qualified in its entirety by the certificate of designation authorizing the issuance of the Series A Preferred Stock as filed with the Office of the Secretary of State of Nevada filed as Exhibit 3.1 to this report.

Dividends:  Dividends on the Series A Preferred Stock (the “Preferred Shares”) are payable on a cumulative basis at an annual rate for the first two years after the date the Preferred Shares are first issued (the “Original Issue Date”) of 12% of the Stated Value per share and thereafter at the annual rate of 16% of the Stated Value per share.  Dividends are payable on the fifteenth day of March, June, September and December of each year, commencing on September 15, 2016.   The Company may pay dividends in cash or in additional Preferred Shares (“PIK Shares”).  If during the first two years after the Original Issue Date the Company fails to pay in respect of any dividend period a dividend at an annual rate of at least 8% of the Stated Value per share in cash, in addition to paying a sufficient number of PIK Shares so that the sum of the cash dividends and PIK Shares paid equals 12% per annum the Company will issue PIK Shares in an amount equal to the product of the proportion of the cash dividend not paid times 3% per annum. Thus, if no cash is paid in respect of a dividend due in the first two years, in respect of that dividend period the Company will issue PIK Shares at the rate of 15% per annum of the Stated Value per share.  Thereafter if the Company fails to pay in respect of any dividend period a dividend at an annual rate of at least 10% of the Stated Value per share in cash, in addition to paying a sufficient number of PIK Shares so that the sum of the cash dividends and PIK Shares paid equals 16% per annum, the Company will issue PIK Shares in in an amount equal to the product of the proportion of the cash dividend not paid times 3% per annum. Thus, if no cash is paid in respect of a dividend due after the first two years in respect of that dividend period the Company will issue PIK Shares at the annual rate of 19% per annum of the Stated Value per share.    If the Company pays any portion of the dividends payable during any dividend period in PIK Shares, it will not be permitted to declare or pay any cash dividends on its common stock during that dividend period.

Liquidation preference:  Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs, holders of Preferred Shares are entitled to be paid out of the Company’s assets legally available for distribution to stockholders, after payment of or provision for the Company’s debts and other liabilities, a liquidation preference of $10.00 per Preferred Share, plus an amount equal to accrued and unpaid dividends (whether or not authorized or declared) up to but excluding the date of payment, before any payment is made to holders of common stock and any other class or series of capital stock ranking junior to the Series A Preferred Stock as to liquidation rights.

Conversion at Option of Holder:  Holders of Series A Preferred Stock may elect at any time to convert their Preferred Shares into shares of common stock at the conversion rate of 2.0325 shares of common stock for each Preferred Share (equivalent to an initial conversion price of approximately $4.92 per share of common stock.  The conversion rate and the corresponding conversion price will be subject to certain anti-dilution and other adjustments, including stock splits, distributions in respect of the common stock and in the event of certain fundamental transactions such as mergers and other business combinations.

Conversion at Company’s Option:  The Company may at its option, at any time and from time to time after the market price of a share of common stock is in excess of $9.84 for 30 consecutive trading days, cause all of the Preferred Shares to be converted into shares of common stock at the then-prevailing conversion rate, subject to the certain conditions set forth in the certificate of designations.

Redemption at Company’s Option:  Commencing May 26, 2018, the Company may redeem all of the Preferred Shares for a redemption price of $10.00, plus accrued and unpaid dividends.

Voting rights:  Holders of Preferred Shares will vote on an as-converted basis, together with holders of common stock, as a single class, on the election of directors and all other matters presented to stockholders, except for matters as to which under applicable law and the certificate of designation a class vote of the holders of the Series A Preferred Stock is required.

Item 9.01 Financial Statements and Exhibits.

(a)	Not applicable.
(b)	Not applicable.
(c)	Exhibits.

3.1	Certificate of Designation authorizing the issuance of the Series A Preferred Stock
4.1	Warrant issued to Craig-Hallum Capital Group LLC.
4.2	Warrant issued to Taglich Brothers, Inc.
10.1	Placement Agency Agreement dated May 25, 2016 between the Company, Craig-Hallum Capital Group LLC and Taglich Brothers, Inc.
10.2	Securities Purchase Agreement dated as of May 25, 2016 by and among Air Industries Group and the purchasers named therein (included as Exhibit A to Exhibit 10.1).
10.3	Registration Rights Agreement (included as Exhibit B to Exhibit 10.2).
10.4	Twelfth Amendment to Amended and Restated Revolving Credit, Term Loan and Security Agreement.
10.5	Term Loan

 SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 31, 2016

AIR INDUSTRIES GROUP

By:	/s/ Daniel R. Godin
Daniel R. Godin
President and Chief Executive Officer